                                                                  EXHIBIT (g)(5)

                         ADDENDUM TO CUSTODY AGREEMENT

     The Custody Agreement, made the 1st day of December, 1987, and subsequently amended on January 17, 1989, January 4, 1994, August 15, 1994, November 20,1995, May 15, 1997, and December 18, 1998 between PACIFIC SELECT FUND (the "Fund") a Massachusetts business trust having its principal place of business at 700 Newport Center Drive, Newport Beach, CA 92660, and Investors Fiduciary Trust Company ("IFTC"), a state chartered trust company organized and existing under the laws of the state of Missouri, having its principal place of business at 801 Pennsylvania, Kansas City, Missouri 64105 (the "Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement ("Addendum"), which is made this 28th day of January 2000.

                                   WITNESSETH:

     WHEREAS, pursuant to the Agreement, the Fund has appointed IFTC as Custodian and IFTC has accepted such appointment; and

     WHEREAS, the Fund currently consists of 20 separate series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Government Securities Portfolio, Small-Cap Equity Portfolio, Equity Income Portfolio, Multi-Strategy Portfolio, International Value Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio, Bond and Income Portfolio, Aggressive Equity Portfolio, Emerging Markets Portfolio, Mid-Cap Value Portfolio, Large-Cap Value Portfolio, Small-Cap Index Portfolio, REIT Portfolio, Diversified Research Portfolio, and International Large-Cap Portfolio (each referred to as a "Series" in the Agreement, and hereinafter referred to as a "Portfolio"); and

     WHEREAS, the Fund intends to establish an additional Portfolio to be designated as the I-Net Tollkeeper Portfolio; and

     WHEREAS, the Fund desires to appoint IFTC as Custodian for the I-Net Tollkeeper Portfolio on the terms set forth in the Agreement and this Addendum; and

     WHEREAS, IFTC is willing to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows that:

     In addition to its responsibilities as specified in the Agreement, the Fund hereby constitutes and appoints IFTC as custodian with respect to the I-Net Tollkeeper Portfolio, which, in addition to all other Portfolios previously established by the Fund, shall be deemed as a Portfolio under the Agreement and this Addendum, including the compensation provisions in section seven (7) ("Compensation") of the Agreement and in the Fee Schedule to the Addendum to the Custody Agreement made November 20, 1995.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.


                               PACIFIC SELECT FUND



     Attest: /s/ Audrey L. Milfs       By: /s/ Thomas C. Sutton
            ----------------------        ------------------------------
     Name:  Audrey L. Milfs             Name:  Thomas C. Sutton
     Title: Secretary                   Title: Chairman of the Board
                                               and Trustee



                        INVESTORS FIDUCIARY TRUST COMPANY



     Attest: /s/ Angie M. Keough       By: /s/ Robert G. Novellano
            ----------------------        ------------------------------
     Name:  Angie M. Keough             Name:  Robert G. Novellano
     Title: Legal Assistant             Title: Senior Vice President